Exhibit 99.1

Contacts:	Layne Christensen Company	The Equity Group Inc.
	Andy Atchison	Devin Sullivan
	Chief Financial Officer	Sr. Vice President
	281-475-2670	212-836-9608
	Andy.Atchison@Layne.com	dsullivan@equityny.com

LAYNE CHRISTENSEN REPORTS THIRD QUARTER

FISCAL 2015 FINANCIAL RESULTS

Q3 FY 2015 Overview

•	Revenues increased to $222.9 million from $202.0 million in Q3 FY 2014.

•	Total backlog rose 21.1% to $602.0 million from $497.2 million at Q2 FY 2015.

•	Net loss from continuing operations of $3.7 million, or ($0.19) per diluted share, compared to net loss from continuing operations of $15.5 million, or ($0.79) per diluted share, in Q3 FY 2014.

•	Results for the quarter were better than the previously announced range of estimated net loss from continuing operations of $10.8 million to $11.8 million due to better than estimated results at the close of the quarter for most of our operations.

•	Layne continued its strategic review of operations and alternatives, and on October 31, 2014, Layne sold Tecniwell, a component of its Geoconstruction business. Tecniwell has been reflected as a discontinued operation in all periods. The net loss from discontinued operations for Q3 FY 2015 was $0.8 million.

•	As of October 31, 2014:

Cash and cash equivalents were $35.9 million, long-term debt, excluding current maturities, was $131.3 million, and equity was $205.5 million ($10.19 per share).

Consolidated liquidity including availability under our credit facility and total cash and cash equivalents, improved to $108.4 million from $84.0 million at July 31, 2014.

“Our results for Q3 FY 2015 exceeded our forecasts, led by continuing strong performance at Water Resources and Inliner, combined with narrowing losses at Heavy Civil and Mineral Services. Energy Services did not operate profitably due to one-time charges; however, this segment generated the highest quarterly revenues in its history and achieved an annual revenue run rate of $20 million. Total backlog rose by more than 21% from Q2 FY 2015, reflecting gains at Water Resources, Inliner, Geoconstruction, and Energy Services. Losses at Heavy Civil narrowed by over 50% from Q2 FY 2015 and we remain on track to substantially complete all of this division’s unprofitable legacy contracts by the end of FY 2015. Poor results at Mineral Services will very likely persist throughout the year and into FY 2016, as global macro-economic and political factors have continued to impede new projects and depress utilization rates. We continue to manage costs and consolidate locations, where appropriate, until the mining industry recovers. We also continue to implement our selective restructuring activities, with the majority of the associated benefits to be realized in FY 2016. Compared to Q2 FY 2015, our cash position and liquidity increased substantially, reflecting our commitment to strengthening our overall financial profile. Although challenges remain, especially with respect to Mineral Services and Heavy Civil, Layne is becoming a stronger company. We have an improving business outlook, an evolving solutions portfolio, a talented and dedicated global workforce, and a reputation for quality, service and reliability that ranks among the best in our respective end markets.”

David A.B. Brown, President and Chief Executive Officer

Financial Data	Three Months		%	Nine Months		%
(000’s, except per share data)	10/31/2014	10/31/2013	Change	10/31/2014	10/31/2013	Change
Revenues
Water Resources	$51,383	$46,807	9.8	$147,940	$135,876	8.9
Inliner	50,867	43,806	16.1	124,187	111,971	10.9
Heavy Civil	54,006	63,820	(15.4)	156,594	213,431	(26.6)
Geoconstruction	23,794	5,603	324.7	61,841	16,454	275.8
Mineral Services	37,207	39,773	(6.5)	98,666	144,326	(31.6)
Energy Services	5,428	1,727	214.3	12,973	5,268	146.3
Other	5,687	5,481	3.8	14,587	15,241	(4.3)
Intersegment eliminations	(5,466)	(5,039)	(8.5)	(13,090)	(14,156)	7.5

Total revenues	$222,906	$201,978	10.4	$603,698	$628,411	(3.9)
Net loss from continuing operations attributable to Layne Christensen Company	$(3,726)	$(15,466)	75.9	$(44,827)	$(118,233)	62.1
Diluted loss per share - continuing operations	$(0.19)	$(0.79)	75.9	$(2.28)	$(6.03)	62.2
Net (loss) income from discontinued operations	$(778)	$(306)	*	$(42,433)	$3,862	*
Diluted (loss) income per share - discontinued operations	$(0.04)	$(0.01)	*	$(2.16)	$0.20	*
Net loss attributable to Layne Christensen Company	$(4,504)	$(15,772)	71.4	$(87,260)	$(114,371)	23.7
Diluted loss per share	$(0.23)	$(0.80)	71.3	$(4.44)	$(5.83)	23.8

•	Not meaningful

-more-

THE WOODLANDS, TX, Wednesday, December 10, 2014 – Layne Christensen Company (Nasdaq: LAYN) today announced financial results for the fiscal 2015 third quarter (Q3 FY 2015) ended October 31, 2014 including discussions of results of operations by segment.

Revenues increased $20.9 million, or 10.4%, to $222.9 million, for Q3 FY 2015 as compared to the same period last year. Water Resources, Inliner, Geoconstruction and Energy Services recorded higher levels of revenue compared to the same period last year while revenues decreased in Heavy Civil and Mineral Services.

Cost of revenues increased $19.1 million or 11.5% to $185.5 million (83.2% of revenues) for Q3 FY 2015, compared to $166.3 million (82.3% of revenue) for the same period last year. The increase as a percentage of revenues is primarily due to margin declines in Heavy Civil and Mineral Services.

Selling, general and administrative expenses decreased 17.8% to $30.1 million for Q3 FY 2015, from $36.6 million for the same period last year. This decline was primarily due to decreases in relocation costs of $2.1 million, bad debt expense of $1.9 million, travel expenses of $0.3 million, and temporary services of $0.3 million, offset by increases in professional fees of $2.6 million, compensation expense of $1.0 million and training expense of $0.1 million. The comparison between periods was also impacted by an accrual of $5.6 million in Q3 FY 2014 associated with the FCPA investigation.

Depreciation and amortization decreased 14.9% to $12.0 million in Q3 FY 2015 primarily due to reductions in capital expenditures as Layne continues to restrict its capital spending.

In connection with the restructuring plan approved by the Board of Directors in June 2014, Layne incurred restructuring costs of $0.8 million in Q3 FY 2015. These primarily consisted of severance and other related costs associated with workforce reductions.

Equity in losses of affiliates improved to $1.5 million in Q3 FY 2015 compared a loss of $2.3 million for the same period last year. Layne’s international affiliates recorded losses due primarily to severance costs as the operations were downsized in response to market conditions.

Interest expense increased to $3.3 million for Q3 FY 2015 compared to $1.5 million for the same period last year. The increase in interest expense was due to increased borrowings and higher interest rates associated with the Convertible Notes issued in November 2013, coupled with the amortization of deferred loan fees related to the Convertible Notes.

Other income, net for Q3 FY 2015, consisted primarily of gains of $1.9 million on the sale of non-core assets, including real estate.

During Q3 FY 2015, we recorded a tax benefit of $4.1 million associated with a decision to carryback a domestic net operating loss generated in the prior fiscal year. Other than this carryback benefit, we are recording no tax benefit on domestic deferred tax assets and certain foreign deferred tax assets.

The net loss from continuing operations in Q3 FY 2015 was $3.7 million, or $0.19 per diluted share. This compared to a Q3 FY 2014 net loss from continuing operations of $15.5 million, or $0.79 per diluted share.

On October 31, 2014, Layne sold its Tecniwell business, which operated in the Geoconstruction segment. This business manufactured equipment for the ground stabilization industry. Management considered the expected operating income, as well as the expected imminent and future financing needs of the business and determined that the expected return on the investment in this business was insufficient to warrant continued involvement. The loss from discontinued operations for Q3 FY 2015 was $0.8 million.

Summary of Operating Segment Data

The following table summarizes financial information for the Company’s operating segments. A discussion of the results for Q3 FY 2015 of each segment follows the table.

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2014	2013	2014	2013
Revenues
Water Resources	$51,383	$46,807	$147,940	$135,876
Inliner	50,867	43,806	124,187	111,971
Heavy Civil	54,006	63,820	156,594	213,431
Geoconstruction	23,794	5,603	61,841	16,454
Mineral Services	37,207	39,773	98,666	144,326
Energy Services	5,428	1,727	12,973	5,268
Other	5,687	5,481	14,587	15,241
Intersegment eliminations	(5,466)	(5,039)	(13,090)	(14,156)

Total revenues	$222,906	$201,978	$603,698	$628,411

Equity in (losses) earnings of affiliates
Geoconstruction	$(43)	$—	$2,704	$—
Mineral Services	(1,453)	(2,300)	(1,731)	(4,088)

Total equity in (losses) earnings of affiliates	$(1,496)	$(2,300)	$973	$(4,088)

Income (loss) from continuing operations before income taxes
Water Resources	$4,932	$583	$11,891	$2,193
Inliner	6,614	5,717	15,183	12,025
Heavy Civil	(2,200)	352	(15,417)	(1,190)
Geoconstruction	(2,033)	(2,484)	(2,274)	(26,408)
Mineral Services	(2,106)	(9,666)	(7,049)	(7,484)
Energy Services	(1,033)	(1,167)	(2,595)	(2,656)
Other	393	(57)	554	285
Unallocated corporate expenses	(10,560)	(10,332)	(37,299)	(37,308)
Interest expense	(3,259)	(1,457)	(10,333)	(3,292)

Total loss from continuing operations before income taxes	$(9,252)	$(18,511)	$(47,339)	$(63,835)

Segment Data

Water Resources

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2014	2013	2014	2013
Revenues	$51,383	$46,807	$147,940	$135,876
Income before income taxes	4,932	583	11,891	2,193

Water Resources continues to experience growth as a result of projects in the western portion of the U.S. Inadequate water infrastructure in those regions, combined with lingering drought conditions have resulted in additional opportunities to provide water management services, particularly in the agribusiness market. This growth, combined with margin improvements across most of its operations, has resulted in improved earnings.

Water Resources has been carefully analyzing its locations and overhead expenses to increase efficiencies and lower costs, while still maintaining high levels of service. This has resulted in a 9%, or $2.1 million, reduction in selling expenses year to date.

Backlog at Water Resources rose to $88.2 million as of October 31, 2014, from $59.8 million as of January 31, 2014.

Inliner

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2014	2013	2014	2013
Revenues	$50,867	$43,806	$124,187	$111,971
Income before income taxes	6,614	5,717	15,183	12,025

Inliner’s revenues have continued to grow, aided by sales of fiberglass-based lining products. The operating segment’s projects are progressing as planned, with margins consistent with the prior year.

Backlog at Inliner rose to $113.3 million as of October 31, 2014, from $61.1 million as of January 31, 2014.

Heavy Civil

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2014	2013	2014	2013
Revenues	$54,006	$63,820	$156,594	$213,431
(Loss) income before income taxes	(2,200)	352	(15,417)	(1,190)

Lower revenues in Q3 FY 2015 were the result of a strategic decision to reduce the volume of hard bid type contracts and to concentrate on increasing opportunities for negotiated or alternative delivery contracts, which Layne believes have less risk. Accordingly, as discussed in the second quarter of FY 2015, we expect our revenue levels to decline as compared to prior periods for the balance of FY 2015.

Heavy Civil continues to wind down a number of projects that have been troubled over many years. These projects are in the final stages of completion, and management expects to complete substantially all of these projects by the end of FY 2015. The estimated costs to complete these projects have been updated to reflect the best information available to us at this time and all estimated future losses have been recorded. However, it is possible that as the work progresses to completion that we could encounter unforeseen conditions or events which would cause us to revise our estimates and could result in further losses.

As a result of reduced revenues and low gross profit margins, operating results have not been sufficient to offset overhead costs, thus producing a loss in Q3 FY 2015 as compared to a modest profit in the same period last year. However, the loss in Q3 FY 2015 declined by $2.4 million, or 53%, from the immediately preceding Q2 FY 2015.

Backlog at Heavy Civil was $210.5 million as of October 31, 2014, as compared to $257.6 million as of January 31, 2014.

Geoconstruction

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2014	2013	2014	2013
Revenues	$23,794	$5,603	$61,841	$16,454
Loss before income taxes	(2,033)	(2,484)	(2,274)	(26,408)
Equity in (losses) earnings of affiliates, included above	(43)	—	2,704	—

Geoconstruction revenues and earnings have been positively impacted by multiple projects in San Francisco and Hawaii, as well as a joint venture project in Seattle. Results in the current quarter were negatively impacted by costs of approximately $2.3 million associated with claims on a project in San Francisco which are in dispute. Due to the dispute, no revenues have been recognized associated with the potential recovery of such costs. During Q3 FY 2014, Geoconstruction recognized a change order of $2.3 million on a project that was nearing the final stages of completion.

The comparison of loss before income taxes for the nine month period is impacted by a goodwill impairment charge of $14.6 million in the second quarter of FY 2014.

Backlog at Geoconstruction was $185.7 million as of October 31, 2014, compared to $79.3 million at January 31, 2014, reflecting the previously announced $132.5 million East Branch Dam project.

Mineral Services

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2014	2013	2014	2013
Revenues	$37,207	$39,773	$98,666	$144,326
Loss before income taxes	(2,106)	(9,666)	(7,049)	(7,484)
Equity in losses of affiliates, included above	(1,453)	(2,300)	(1,731)	(4,088)

Mineral Services continues to be impacted by the slowdown in global mining exploration in all regions. This slowdown can be attributed to several factors, including a cyclical decline in major commodity prices from highs in past years. Additional factors include the Ebola outbreak in Africa, which has caused mining activity to decline in the affected regions. Mineral Services has reacted to the slowdown in a number of ways. Labor costs are monitored to react to the level of work within each region. Offices and locations have been consolidated to improve efficiencies. Non-core assets have been sold or re-deployed to other areas within Layne. Mineral Services has utilized its customer relationships to engage in other revenue producing activities such as water supply drilling until such time as the mineral market rebounds.

Included in the loss before income taxes for the nine months ending October 31, 2014 is a decrease to the accrual related to the FCPA investigation of $5.2 million as a result of the DOJ’s decision to close its investigation without bringing any charges against Layne, as compared to an increase in the accrual of $6.7 million in the prior year period ($5.6 million of which was in Q3 FY 2014).

Equity in losses from our affiliates in South America showed improvement during the three and nine months ended October 31, 2014 when compared to the same time in the prior fiscal year although they continue to be impacted by depressed minerals markets.

Backlog at Mineral Services was $1.5 million as of October 31, 2014, as compared to $2.7 million at January 31, 2014.

Energy Services

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2014	2013	2014	2013
Revenues	$5,428	$1,727	$12,973	$5,268
Loss before income taxes	(1,033)	(1,167)	(2,595)	(2,656)

Energy Services has seen significant growth in its revenues during FY 2015 as a result of business generated under several master service agreements.

Results for Q3 FY 2015 were negatively impacted by accruals of $0.7 million, associated with an intellectual property agreement, and $0.5 million of settlement costs associated with one contract. Absent these costs, Energy Services would have broken even in Q3 FY 2015.

Backlog at Energy Services was $2.8 million at October 31, 2014.

Other

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2014	2013	2014	2013
Revenues	$5,687	$5,481	$14,587	$15,241
Income (loss) before income taxes	393	(57)	554	285

Other revenues and income (loss) before income taxes are primarily from small specialty and purchasing operations. The majority of the revenues are eliminated between segments, but the operations can produce positive earnings from purchasing discounts and third party sales.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual segments, primarily included in selling, general and administrative expenses remained relatively flat when comparing Q3 FY 2015 to the same period last year.

Q4 FY2015 Outlook

Layne has updated the Q4 FY2015 outlook originally provided on October 23, 2014. As Layne enters its normal seasonal slowdown, it expects a net loss from continuing operations for Q4 FY 2015 of between $12.0 million and $12.5 million, which equates to a $0.60 to $0.65 loss per diluted share.

These preliminary results could differ materially from the final results that will be reported in April 2015 for Q4 FY 2015. The expected results presented in this release are preliminary, have not been reviewed by our independent registered public accountants and will be dependent on our final results for the balance of Q4 FY 2015, and are subject to regular closing processes that could result in significant adjustments.

Conference Call

David A.B. Brown, President & CEO, and Andy Atchison, CFO, will conduct a conference call at 11:00 AM ET / 10:00 AM CT this morning to discuss these results and related matters. Interested parties may participate in the call by dialing (877) 212-6082 (Domestic) or (707) 287-9332 (International). The conference call will also be broadcast live via the Investor Information sector of Layne’s website at www.layne.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: the length of time required to hire a successor chief executive officer and chief financial officer and their future performance, prevailing prices for various commodities, unanticipated slowdowns in Layne’s major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and Layne assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne is a global solutions provider to the world of essential natural resources—water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
	(unaudited)		(unaudited)
(in thousands, except per share data)	2014	2013	2014	2013
Revenues	$222,906	$201,978	$603,698	$628,411
Cost of revenues (exclusive of depreciation and amortization, shown below)	(185,459)	(166,313)	(513,291)	(522,388)
Selling, general and administrative expenses (exclusive of depreciation and amortization shown below)	(30,103)	(36,621)	(89,887)	(110,389)
Depreciation and amortization	(11,967)	(14,055)	(37,861)	(42,223)
Impairment charges	—	—	—	(14,646)
Restructuring costs	(828)	—	(2,156)	—
Equity in (losses) earnings of affiliates	(1,496)	(2,300)	973	(4,088)
Interest expense	(3,259)	(1,457)	(10,333)	(3,292)
Other income, net	954	257	1,518	4,780

Loss from continuing operations before income taxes	(9,252)	(18,511)	(47,339)	(63,835)
Income tax benefit (expense)	5,544	3,276	3,575	(53,821)

Net loss from continuing operations	(3,708)	(15,235)	(43,764)	(117,656)
Net (loss) income from discontinued operations	(778)	(306)	(42,433)	3,862

Net loss	(4,486)	(15,541)	(86,197)	(113,794)
Net income attributable to noncontrolling interests	(18)	(231)	(1,063)	(577)

Net loss attributable to Layne Christensen Company	$(4,504)	$(15,772)	$(87,260)	$(114,371)

Earnings per share information attributable to Layne Christensen shareholders:
Basic loss per share—continuing operations	$(0.19)	$(0.79)	$(2.28)	$(6.03)
Basic(loss) income per share—discontinued operations	(0.04)	(0.01)	(2.16)	0.20

Basic loss per share	$(0.23)	$(0.80)	$(4.44)	$(5.83)

Diluted loss per share—continuing operations	$(0.19)	$(0.79)	$(2.28)	$(6.03)
Diluted (loss) income per share—discontinued operations	(0.04)	(0.01)	(2.16)	0.20

Diluted loss per share	$(0.23)	$(0.80)	$(4.44)	$(5.83)

Weighted average shares outstanding—basic	19,634	19,622	19,629	19,589
Dilutive stock options and nonvested shares	—	—	—	—

Weighted average shares outstanding —dilutive	19,634	19,622	19,629	19,589

	As of
	October 31,	July 31,	January 31,
(in thousands)	2014	2014	2014
	(unaudited)	(unaudited)	(unaudited)
Balance Sheet Data
Cash and cash equivalents	$35,931	$23,287	$30,909
Working capital, including current maturities of long term debt	114,452	106,456	121,330
Total assets	591,890	591,877	646,618
Total long term debt, excluding current maturities	131,332	130,124	107,118
Total Layne Christensen Company equity	205,546	211,022	289,464
Common shares issued and outstanding	20,179	20,264	19,915

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash Flow Data
Cash provided by (used in):
Operating activities	$15,890	$1,843	$(12,573)	$(3,150)
Investing activities	(3,858)	4,434	(184)	(2,133)
Financing activities	624	500	15,481	8,503